EXHIBIT 3.1

                            ARTICLES OF INCORPORATION
                               OF MEDGENESIS INC.


                                    ARTICLE I

         The name of this corporation shall be MEDgenesis Inc.


                                   ARTICLE II

         The location and address of the corporation's registered address in this State shall be 5182 W. 72nd Street, Edina, Minnesota 55439.


                                   ARTICLE III

                  The total number of shares of all classes of stock that this corporation shall be authorized to issue is Forty-five Million (45,000,000) shares, divided into the following: (i) Five Million (5,000,000) shares of Preferred Stock, of the par value of $.01 per share; and (ii) Forty Million (40,000,000) shares of Common Stock, of the par value of $.01 per share. A description of the respective classes of stock and a statement of the designations, preferences, limitations and relative rights of such classes of stock and the limitations on or denial of the voting rights of the shares of such classes of stock are as follows:

                               A. Preferred Stock

         1. Issuance in Series. The Preferred Stock may be divided into and issued in one or more series. The Board of Directors is hereby vested with authority from time to time to establish and designate such series and, within the limitations prescribed by law or set forth herein, to fix and determine the relative rights and preferences of the shares of any series so established, but all shares of Preferred Stock shall be identical except as to the following relative rights and preferences, as to which there may be variations between different series: (a) the rate of dividend; (b) the price at and the terms and conditions on which shares may be redeemed; (c) the amount payable upon shares in the event of involuntary liquidation; (d) the amount payable upon shares in the event of voluntary liquidation; (e) sinking fund provisions, if any, for the redemption or purchase of shares; (f) the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion; and (g) voting rights. The Board of Directors shall exercise such authority by the adoption of a resolution or resolutions as prescribed by law.

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         2. Dividends. The holders of each series of Preferred Stock at the time outstanding shall be entitled to receive, when and as declared to be payable by the Board of Directors, out of any funds legally available for the payment thereof, dividends at the rate theretofore fixed by the Board of Directors for such series of Preferred Stock.

         3. Preferred Dividends Cumulative. Dividends on all Preferred Stock, regardless of series, shall be cumulative. No dividend shall be declared on any series of Preferred Stock for any dividend period unless all dividends accumulated for all prior dividend periods shall have been declared or shall then be declared at the same time upon all Preferred Stock then outstanding. No dividend shall be declared on any series of Preferred Stock unless a dividend for the same period shall be declared at the same time upon all Preferred Stock outstanding at the time of such declaration in like proportion to the divided rate then declared. No dividend shall be declared or paid on the Common Stock unless full dividends on all Preferred Stock then outstanding for all past dividend periods and for the current dividend period shall have been declared and the corporation shall have paid such dividends or shall have set apart a sum sufficient for payment thereof.

         4. Preferences on Liquidation. In the event of any dissolution, liquidation or winding up of the corporation, whether voluntary or involuntary, the holders of each series of the then outstanding Preferred Stock shall be entitled to receive the amount fixed for such purpose in the resolution or resolutions of the Board of Directors establishing the respective series of Preferred Stock that might then be outstanding together with a sum equal to the amount of all accumulated and unpaid dividends thereon at the dividend rate fixed therefor in the aforesaid resolution or resolutions. After such payment to such holders of Preferred Stock, the remaining assets and funds of the corporation shall be distributed pro rata among the holders of the Common Stock. A consolidation, merger or reorganization of the corporation with any other corporation or corporations or a sale of all or substantially all of the assets of the corporation shall not be considered a dissolution, liquidation or winding up of the corporation within the meaning of these provisions.

         5. Redemption. The whole or any part of the outstanding Preferred Stock or the whole or any part of any series thereof may be called for redemption and redeemed at any time at the option of the corporation, subject to and in accordance with such terms and conditions as shall be set forth in the resolutions of the Board of Directors establishing the respective series of Preferred Stock. The holders of the particular shares of the Preferred Stock so to be redeemed shall be entitled to receive, at the time of redemption of such shares, the redemption price fixed for such shares in the resolution or resolutions of the Board of Directors establishing the particular series of which such shares are a part together with a sum equal to the amount of all accumulated and

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unpaid dividends thereon to the date fixed for redemption at the dividend rate fixed for such shares in the aforesaid resolution or resolutions.

                                 B. Common Stock

         1. Dividends. Subject to all the rights of the Preferred Stock or any series thereof and on the conditions set forth in Part A of this Article III or in any resolution of the Board of Directors providing for the issuance of any series of Preferred Stock, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends payable in cash, stock or otherwise.

         2. Voting Rights. Each holder of Common Stock shall be entitled to one vote for each share held.

         3. Issuance. The shares of Common Stock may be issued from time to time at the option and discretion of the Board of Directors of the corporation for such consideration as may be fixed from time to time by the Board of Directors in compliance with the Minnesota Business Corporation Act, and shares so issued, the full consideration for which has been paid or delivered, shall be deemed full paid stock and the holder of such shares shall not be liable for any further payment thereon.

         4. Miscellaneous. Each and every share of Common Stock shall be equal and without preference or without classification as between such shares of stock, and none of such shares of stock shall, in the hands of any person whomsoever, be liable, or render such person liable, to pay any assessment or any obligation or payment on account of the debts or obligations of the corporation.



                                   ARTICLE IV

         Shareholders shall have no right of cumulative voting.


                                    ARTICLE V

         Shareholders shall have no rights, preemptive or otherwise, under Minnesota Statutes Section 302A.413 (or similar provisions of future law) to acquire any part of any unissued shares or other securities of this corporation or of any rights to purchase shares or other securities of this corporation before the corporation may offer them to other persons.

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                                   ARTICLE VI

         (a) The Board of Directors of this corporation shall consist of five directors or such greater number of directors as shall be fixed in the manner provided in the By-Laws of this corporation; provided, however, that if the holders of any class or series of Preferred Stock, voting as a separate class or series, have the right to elect director(s) and such right is in effect, the number of directors shall be increased by the number of directors that such holders may so elect and upon termination of such right the number of directors shall be decreased by the number of directors equal to such previous increase.

         (b) The directors (other than those directors who may be elected by the holders of any class or series of Preferred Stock voting as a separate class or series) shall be divided into three classes (Class I, Class II and Class III), with the number of directors in each class as nearly equal as reasonably possible. The initial terms of office for the Class I, Class II and Class III directors shall be as follows:

                  (i) Class I directors shall be elected to serve until the conclusion of the 2000 Annual Meeting of Shareholders,

                  (ii) Class II directors shall be elected to serve until the conclusion of the 2001 Annual Meeting of Shareholders, and

                  (iii) Class III directors shall be elected to serve until the conclusion of the 2002 Annual Meeting of Shareholders,

and until such director's successor shall have been duly elected and qualified. Commencing with the 2000 Annual Meeting of Shareholders and continuing at each annual meeting of shareholders thereafter, a director (other than those directors who may be elected by the holders of any class or series of Preferred Stock voting as a separate class or series) elected to succeed a director whose term has expired shall be elected to serve until the conclusion of the third succeeding annual meeting of shareholders from the date of such director's election and until such director's successor shall have been duly elected and qualified.

         (c) Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of authorized directors or eliminated directorships resulting from any decrease in the number of authorized directors shall be apportioned by the Board of Directors among the Class I, Class II and Class III directors to keep the number of directors in each such class as nearly equal as reasonably possible; provided, however, that no decrease in the number of authorized directors shall shorten the term or effect the removal of any incumbent director except upon compliance with the provisions of sections (e) or

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(f) of this Article VI. Vacancies on the Board of Directors created by any increase in the number of authorized directors may be filled by the affirmative vote of a majority of the directors then holding office. A director so chosen shall hold office for a term expiring at the next annual meeting of shareholders at which the term of office of the class of directors to which such director has been elected expires and until such director's successor shall have been duly elected and qualified.

         (d) Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, any vacancies on the Board of Directors resulting from the death, resignation, retirement, disqualification, removal pursuant to sections (e) and (f) of this Article VI, or other cause (other than a vacancy due to an increase in the number of authorized directors) may be filled by the affirmative vote of a majority of the directors then holding office, though less than a quorum. A director so chosen shall hold office for a term expiring at the next annual meeting of shareholders at which the term of office of such director's predecessor expires and until such director's successor shall have been duly elected and qualified.

         (e) Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, the shareholders may remove a director, at any time, with or without cause, but only if such removal is approved by the affirmative vote of the holders of at least 80% of the voting power of all of the then outstanding shares of capital stock of this corporation entitled to vote on such removal.

         (f) Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, the Board of Directors of this corporation, by the affirmative vote of a majority of the directors then holding office, (i) may remove a director, at any time, with or without cause, pursuant to the terms and provisions of Minnesota Statutes, Section 302A.223, subdivision 2 (or similar provision of future law) or (ii) may remove a director, at any time, but only if such removal is for cause (as defined below), regardless of whether (a) such director was appointed by the Board of Directors to fill a vacancy on the Board of Directors and the shareholders have elected any directors in the interval between the time of appointment to fill such vacancy and the time of the removal or (b) such director was elected by the shareholders. For purposes of this section (f), "cause" shall mean (1) misconduct as a director of this corporation or any subsidiary of this corporation which involves dishonesty with respect to a substantial or material corporate activity or corporate assets or (2) conviction of an offense punishable by one (1) or more years of imprisonment (other than minor regulatory infractions and traffic violations which do not materially and adversely affect this corporation).

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                                   ARTICLE VII

         A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for (i) liability based on a breach of the duty of loyalty to the corporation or the shareholders; (ii) liability for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) liability based on the payment of an improper dividend or an improper repurchase of the corporation's stock under Section 559 or on the sale of unregistered securities or securities fraud under Minnesota Statutes
Section 80A.23; or (iv) liability for any transaction from which the director derived an improper personal benefit. If Minnesota Statutes Chapter 302A hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Minnesota Statutes Chapter 302A. Any repeal or modification of this Article by the shareholders of the corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.


                                  ARTICLE VIII

         Any action required or permitted to be taken at a meeting of the Board of Directors may be taken by written action signed by all of the directors then in office, unless the action is one which need not be approved by the shareholders, in which case such action shall be effective if signed by the number of directors that would be required to take the same action at a meeting at which all directors were present.


                                   ARTICLE IX

         No amendment, addition, alteration, change or repeal of the Articles of Incorporation of this corporation shall be made unless such amendment, addition, alteration, change or repeal is approved pursuant to Minnesota Statutes, Section 302A.437 (or similar provision of future law) unless a different vote is required by law. Notwithstanding the foregoing sentence, any other provision of these Articles of Incorporation of this corporation, the By-Laws of this corporation, or any provision of law which might otherwise permit a lesser vote or no vote, no amendment, addition, alteration, change or repeal of this Article IX or Article VI of these Articles of Incorporation, after which this corporation is to continue in existence, shall be made unless such amendment, addition, alteration, change or repeal is approved by the affirmative vote of the holders of

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at least 80% of the voting power of all of the then outstanding shares of capital stock entitled to vote on such amendment, addition, alteration, change or repeal.


         The name and address of the Incorporator are John E. Brower, care of Gray, Plant lawfirm, 33 South 6th Street, Suite 3400, Minneapolis, MN 55402.



INCORPORATOR:


/s/ John E. Brower


Dated: May 3, 2000